Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2022. We consent  to the incorporation by reference of said reports in the Registration Statements of The Bancorp, Inc. on Form S-3 (File No. 333-239529, effective July 2, 2020 and 333-213977, effective October 18, 2016) and on Forms S-8 (File No. 333-210979, effective April 28, 2016, File No. 333-225532, effective June 8, 2018,  File No. 333-238257, effective May 14, 2020 and File No. 333-267145, effective August 29, 2022).

/s/ GRANT THORNTON LLP

March 1, 2023

Philadelphia, Pennsylvania